EXHIBIT 10.1

FOIA Confidential Treatment Requested

JOINT VENTURE OPERATING AGREEMENT

by and among

NAPSTER, LLC,

TOWER RECORDS JAPAN INC.,

NIKKO PRINCIPAL INVESTMENTS JAPAN LTD.

and

NAPSTER JAPAN, INC.

October 14, 2005

i

ii

TABLE OF CONTENTS

		Page
10.13	No Beneficiaries	34

10.14	Counterparts	34

10.15	Incidental and Consequential Damages	34

iii

TABLE OF CONTENTS

SCHEDULES

1A – Napster Competitors

1B – Tower Competitors

EXHIBITS

A – Articles of Incorporation

B – Annual Budget

C – Business Plan

D – Form of Strategic Marketing Agreement

E – Form of Service Agreement

F – Form of Napster License Agreement

G – Form of Revolving Loan Facility Agreement

JOINT VENTURE OPERATING AGREEMENT

This JOINT VENTURE OPERATING AGREEMENT (this “Agreement”) is made as of October 14, 2005, by and among Napster, LLC, a Delaware limited liability company (“Napster”), Tower Records Japan Inc., a corporation incorporated under the laws of Japan (“Tower”), Nikko Principal Investments Japan Ltd., a corporation incorporated under the laws of Japan (“NPI”) and, as of the Incorporation Date, Napster Japan, Inc. a corporation incorporated under the laws of Japan (the “Company”).

RECITALS

WHEREAS, Napster is a leading digital music subscription service provider in the United States and elsewhere with a large and diverse on-line collection of music;

WHEREAS, Tower is a leading retailer of recorded music in Japan, both through its extensive network of stores and the popular music-related websites it operates;

WHEREAS, Napster and Tower desire to form a joint venture for the purpose of operating the Napster on-line music service across on-line distribution channels in Japan;

WHEREAS, Tower is in the process of incorporating the Company to use as the core entity for the operations of the joint venture mentioned above;

WHEREAS, the incorporation of the Company is to be completed as soon as reasonably practicable after the First Closing Date at which time the Company is to become a Party to this Agreement;

WHEREAS, Napster is willing to license to the Company its brands, trademarks and other intellectual property rights and to provide support necessary or appropriate for the Company to conduct the Business on the terms and conditions set forth in this Agreement and the Napster License Agreement;

WHEREAS, Tower is willing to provide the necessary or appropriate strategic marketing, back-office services and financial support for the Company to conduct the Business on the terms and conditions set forth in this Agreement, the Strategic Marketing Agreement, the Service Agreement and Revolving Loan Facility Agreement; and

WHEREAS, each of Napster and Tower is willing to acquire a certain percentage of shares in the Company on the terms and conditions set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Definitions

1.1 “Acceptance Period” is defined in Section 3.5 hereof.

1.2 “Affiliate” of a Person means any other Person that is Controlled by, Controls, or is under common Control with such Person so long as such Control continues. Notwithstanding the foregoing, (i) for purposes hereof, neither the Company nor any Person Controlled by the Company shall be deemed to be an

Affiliate of any Shareholder or any Affiliate of a Shareholder, and (ii) no Party nor any Affiliate thereof shall be deemed to be an Affiliate of any other Party or any Affiliate thereof by virtue of its equity ownership in the Company.

1.3 “Agreement” is defined in the preamble of this Agreement.

1.4 “Annual Budget” means the Company’s budget for the applicable fiscal year as approved by the Board in accordance with Section 4.6 of this Agreement from time to time. The initial Annual Budget for the fiscal year ending February 28, 2006, is attached hereto as Exhibit B.

1.5 “Applicable Law” means, as to any Person, any statute, law, rule, regulation, administrative guidance, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

1.6 “Articles” means the articles of incorporation of the Company in the form attached hereto as Exhibit A, as amended from time to time in accordance with Section 4.10 of this Agreement and Applicable Law.

1.7 “Board” means the board of directors of the Company.

1.8 “Business” means the distribution of on-line (via personal computer, mobile phone, topbox or otherwise) music-related digital content or any promotion or development of such distribution, but does not include sale via on-line channels of pre-packaged CDs, DVDs and other physical media containing commercially recorded music, videos or other content.

1.9 “Business Day” means any day other than a Saturday, Sunday or legal holiday in Japan or the United States.

1.10 “Business Plan” means a five (5) fiscal year business operations plan, prepared by the Company and approved each year by the Board in accordance with Section 4.6 of this Agreement. The initial Business Plan through the fiscal year ending February 28, 2009, is attached hereto as Exhibit C.

1.11 “Calendar Day” means any calendar day; provided, that should any event, occurrence, notice or other event provided for or required herein fall upon a Calendar Day that is not a Business Day, then it shall be deemed to have occurred or transpired on the next succeeding Business Day.

1.12 “CEO” means the chief executive officer of the Company.

1.13 “Commercial Code” means the Commercial Code of Japan, as amended (including, without limitation, by enactment of any successor law thereto) and in effect from time to time.

1.14 “Company Interest” means, as to any Shareholder, the percentage interest calculated by dividing (x) the number of Shares then held by such Shareholder by (y) all then outstanding Shares of the Company.

1.15 “Confidential Information” is defined in Section 5.1(a).

1.16 “Control” means (i) the ownership, in the case of a corporation, of more than fifty percent (50%) of the shares of such corporation with voting rights or, in the case of any other Person, the ownership of a majority of the voting interests of such Person, or (ii) the power, directly or indirectly, to direct the management of the controlled Person, whether through the ownership of voting securities, by contract or otherwise.

1.17 “COO” means the chief operating officer of the Company.

1.18 “Defaulting Party” means Napster with respect to a Napster Event of Default and Tower with respect to a Tower Event of Default.

1.19 “Definitive Agreements” means this Agreement, the Articles, the Strategic Marketing Agreement, the Service Agreement, the Napster License Agreement and the Revolving Loan Facility Agreement.

1.20 “Director” means a director of the Company with the powers and duties as specified in the Commercial Code and the Articles.

1.21 “Disclosing Party” is defined in Section 5.1(a).

1.22 “Election Notice” is defined in Section 8.3.

1.23 “First Closing” is defined in Section 3.2(c).

1.24 “First Closing Date” means October 19, 2005, or such other date as mutually agreed by the Major Shareholders on which the First Closing shall take place.

1.25 “Governmental Authority” means any domestic, foreign or international government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.26 “Incorporation Date” means the date that the Company’s registration for incorporation is completed.

1.27 “Indemnified Party” is defined in Section 7.1.

1.28 “Indemnifying Party” is defined in Section 7.1.

1.29 “Interested Director” means, with respect to all Interested Matters, any Director appointed by Tower, and with respect to each Interested Matter, the NPI Director shall be presumed to be an Interested Director; provided that if the NPI Director provides reasons or evidence that he/she should not be an Interested Director with respect to such Interested Matter, the Non-Interested Directors shall reasonably consider such reasons and/or evidence and determine whether the NPI Director shall be a Non-Interested Director for purposes of such Interested Matter.

1.30 “Interested Matter” means, with respect to Tower or a Tower Stakeholder, any matter arising from (i) an alleged material breach by Tower, the Tower Group or a Tower Stakeholder of any actual contract or transaction agreement between Tower, a member of the Tower Group or a Tower Stakeholder and the Company, including without limitation, the Definitive Agreements. Interested Matters shall include without limitation, the Company’s exercise of any right to enforce any agreement against Tower, the Tower Group or a Tower Stakeholder or settle any dispute arising under or relating to the Marketing Agreement, Services Agreement or the Revolving Loan Facility Agreement.

1.31 “Joinder Agreement” means a written acknowledgement in form and substance reasonably acceptable to the Major Shareholders pursuant to which the Person executing such acknowledgement agrees to become a party to, and become bound by and subject to all of the obligations under, this Agreement and, to the extent applicable, the Definitive Agreements.

1.32 “Launch Date” has the meaning set forth in the Marketing Agreement.

1.33 “Lockup Period” is defined in Section 9.1.

1.34 “Losses” is defined in Section 7.1.

1.35 “Major Shareholders” means Napster and Tower.

1.36 “MOU” means that certain Memorandum of Understanding by and between Napster and Tower, dated August 3, 2005.

1.37 “Mutual Nondisclosure Agreement” means the mutual nondisclosure agreement dated April 13, 2005 between Napster and Tower.

1.38 “Napster” is defined in the preamble of this Agreement.

1.39 “Napster Competitors” means the Persons listed as competitors of Napster as set forth on Schedule 1A, as such schedule may be updated by Napster in accordance with Section 5.6(a) hereof.

1.40 “Napster Director” is defined in Section 4.2.

1.41 “Napster Director Approval Rights” is defined in Section 4.6.

1.42 “Napster Event of Default” is defined in Section 8.2(c).

1.43 “Napster License Agreement” means the Napster License Agreement between Napster and the Company for the purpose of licensing Napster’s software platform to the Company, in the form attached hereto as Exhibit F.

1.44 “Napster Permitted Transfer” is defined in Section 9.1(b).

1.45 “Napster Shareholder Approval Rights” is defined in Section 4.10(b).

1.46 “Napster Shares” is defined in Section 3.2(b).

1.47 “Non-Interested Director” means, with respect to an Interested Matter, any Director of the Company who is not an Interested Director.

1.48 “Nonpayment Claim” is defined in Section 10.1(b).

1.49 “NPI” is defined in the Preamble of this Agreement.

1.50 “NPI Shares” is defined in Section 3.2(b).

1.51 “Offered Shares” is defined in Section 9.2.

1.52 “Offeree” is defined in Section 9.2.

1.53 “Offeror” is defined in Section 9.2.

1.54 “Party” means the Major Shareholders, NPI, the Company and any other Person that becomes a party to this Agreement after the date hereof.

1.55 “Permitted Transfer” is defined in Section 9.1(b).

1.56 “Person” means a natural individual, company, Governmental Authority, partnership, firm, corporation, or other business association.

1.57 “Receiving Party” is defined in Section 5.1(a).

1.58 “Refusal Period” is defined in Section 9.2(b).

1.59 “Replacement Representative” is defined in Section 4.8.

1.60 “Representative Director” means either of the two representative directors of the Company with the powers and duties of a representative director as specified in the Commercial Code and the Articles and by the Board from time to time.

1.61 “Revolving Loan Facility Agreement” means the Unsecured Revolving Loan Facility Agreement between Tower and the Company, in the form attached hereto as Exhibit G.

1.62 “Sale of Control” means the sale or transfer of Control, with or without compensation, to any third party.

1.63 “Second Closing” is defined in Section 3.2(c).

1.64 “Second Closing Date” means February 28, 2006, or such other date as mutually agreed by the Major Shareholders on which the Second Closing shall take place.

1.65 “Service Agreement” means the Service Agreement between Tower, Napster and the Company for the purpose of Tower providing Japan-related content procurement and other back-office services to the Company, in the form attached hereto as Exhibit E.

1.66 “Shareholder” means the Major Shareholders, NPI and any other Person(s) that becomes a shareholder of the Company on or after the date hereof.

1.67 “Shares” means the shares of common stock of the Company.

1.68 “Special Event of Default Option” is defined in Section 8.3.

1.69 “Statutory Auditor” means a corporate auditor (kansayaku) of the Company with the powers and duties as specified in the Commercial Code and the Articles.

1.70 “Strategic Marketing Agreement” means the Strategic Marketing Agreement between Tower and the Company for the purpose of Tower supporting the Company’s marketing and advertising activities across all channels, in the form attached hereto as Exhibit D.

1.71 “Term” is defined in Section 8.1.

1.72 “Territory” shall mean Japan and any other territory that is mutually agreed in writing by the Major Shareholders.

1.73 “Tower” is defined in the preamble of this Agreement.

1.74 “Tower Competitor” means the Persons listed as a competitor of Tower as set forth in Schedule 1B, as such schedule may be updated by Tower in accordance with Section 5.6(b) hereof.

1.75 “Tower Event of Default” is defined in Section 8.2(b).

1.76 “Tower Group” shall have the meaning set forth in the Marketing Agreement.

1.77 “Tower Permitted Transfer” is defined in Section 9.1(a).

1.78 “Tower Shares” is defined in Section 3.2(b).

1.79 “Tower Stakeholder” means NPI and any shareholder or partner of Tower that, with the prior written consent of Napster, becomes a Shareholder, and who executes and delivers to the Parties a Joinder Agreement.

1.80 “Transfer” is defined in Section 9.1.

1.81 “Transfer Notice” is defined in Section 9.2(a).

2. Purpose of Joint Venture

The Parties hereby associate themselves in a joint venture relationship which shall have as its principal purpose the establishment, development and operation of the Business in the Territory.

3. Establishment and Capitalization of the Company

3.1 Establishment.

(a) The Parties agree that the Business to be operated in the Territory in accordance with this Agreement and the Definitive Agreements shall be carried out exclusively through the Company.

(b) Tower (including the Tower Stakeholders, if any), NPI and Napster shall take all necessary steps, including, but not limited to, holding an organizational meeting and a meeting of the Board and applying for registry of establishment in order to effectuate the formation of the Company to be completed as soon as reasonably practicable after the First Closing. Upon the Incorporation Date, Napster, NPI and Tower shall cause the Company to become a Party to this Agreement.

3.2 Issuance and Purchase of Shares.

(a) First Closing Issuance and Purchase. Subject to the terms and conditions hereof, at the First Closing, (i) Tower (and the Tower Stakeholders (excluding NPI), if any) shall subscribe for [*] Shares for an aggregate purchase price of [*], (ii) NPI shall subscribe for [*] Shares for an aggregate purchase price of [*], and (iii) Napster shall subscribe for 1,512 Shares for an aggregate purchase price of ¥151,200,000.

(b) Second Closing Issuance and Purchase. Subject to the terms and conditions hereof, at the Second Closing, (i) the Company shall issue to Tower (and the Tower Stakeholders, if any), and Tower (and the Tower Stakeholders (excluding NPI), if any) shall purchase from the Company, [*] additional Shares (collectively with Shares issued in accordance with the First Closing, the “Tower Shares”) for an aggregate purchase price of [*], (ii) the Company shall issue to NPI, and NPI shall purchase from the Company, [*] additional Shares (collectively with Shares issued in accordance with the First Closing, the “NPI Shares”) for an aggregate purchase price of [*] and (iii) the Company shall issue to Napster, and Napster shall purchase from the Company, 1,575 additional Shares (collectively with Shares issued in accordance with the First Closing, the “Napster Shares”) for an aggregate purchase price of ¥157,500,000.

(c) First and Second Closings. Subject to Section 3.3, the closing of the subscription and issuance of the Tower Shares, NPI Shares and Napster Shares on each of the First Closing Date and Second Closing Date (the “First Closing” and “Second Closing,” respectively) shall take place at the offices of O’Melveny and Myers LLP, Meiji Yasuda Seimei Building, 11F, 2-1-1 Marunouchi, Chiyoda-ku, Tokyo, at 10 a.m., Tokyo time, or at such other place and time as the Major Shareholders shall mutually agree. At each of the First Closing and Second Closing, the applicable Party shall take the following actions:

(i) Tower, NPI and, should any other Tower Stakeholder subscribe for Shares, such Tower Stakeholder, shall pay the purchase price for the Tower Shares to the Company by wire transfer to a bank account designated by the Company on or prior to the First Closing Date or Second Closing Date, respectively;

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Napster shall pay the purchase price for the Napster Shares to the Company by wire transfer to a bank account designated by the Company on or prior to the First Closing Date or Second Closing Date, respectively.

(d) Notwithstanding the foregoing, Tower may assign its right to purchase up to [*] Shares (as adjusted for stock splits, dividends, recapitalizations and the like) of the Tower Shares representing up to [*] Company Interest to one or more Tower Stakeholders, provided, that Tower shall not transfer Shares if following such transfer it retains less than a fifty and one-tenth percent (50.1%) Company Interest without the prior written consent of Napster.

3.3 Conditions Precedent to Each of the First Closing and Second Closing.

(a) The obligation of Tower to consummate the First Closing and Second Closing pursuant to Section 3.2(c) shall be subject to the satisfaction of each of the following conditions on or prior to the First Closing Date or Second Closing Date, respectively, any one or more of which may be waived by Tower at its own discretion, which waiver shall not release the other Parties from any liabilities to be incurred for breaching any of the representations or warranties or covenants provided under this Agreement and the Definitive Agreements:

(i) Napster shall have executed and delivered to Tower this Agreement and the Definitive Agreements to which it is a party, it being agreed and understood that the failure of any Party to execute and deliver any Definitive Agreements to which it is a party shall be a breach of this Agreement;

(ii) With respect to the Second Closing, the Company shall have executed and delivered to Tower this Agreement and any Definitive Agreements (other than the Revolving Loan Facility Agreement) to which it is a party;

(iii) All of the representations and warranties given under this Agreement and the Definitive Agreements by Napster are true and correct in all material respects as of the First Closing Date or Second Closing Date, respectively;

(iv) All of the covenants and obligations of Napster and the Company to be performed prior to or as of the First Closing Date or Second Closing Date, respectively, under this Agreement and the Definitive Agreements shall have been duly performed in all material respects, and immediately following the Closing, no default or Event of Default shall have occurred or be continuing; and

(v) There are no actions, suits or proceedings pending or threatened against any Party which question such Party’s right to enter into or perform this Agreement or the Definitive Agreements to which it is a party, which question the validity of this Agreement or any of the other Definitive Agreements, or which challenge the ability of the Company to operate the Business in the Territory.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The obligation of Napster to consummate the First Closing and Second Closing pursuant to Section 3.2(c) shall be subject to the satisfaction of each of the following conditions on or prior to the First Closing Date or Second Closing Date, respectively, any one or more of which may be waived by Napster at its own discretion, which waiver shall not release the other Parties from any liabilities to be incurred for breaching any of the representations or warranties or covenants provided under this Agreement and the Definitive Agreements:

(i) Tower and, if applicable, the Tower Stakeholders, shall have executed and delivered to Napster this Agreement and the Definitive Agreements (other than the Revolving Loan Facility Agreement) to which it is a party, it being agreed and understood that the failure of any Party to execute and deliver any Definitive Agreements (other than the Revolving Loan Facility Agreement) to which it is a party shall be a breach of this Agreement;

(ii) With respect to the Second Closing, the Company shall have executed and delivered to Napster this Agreement and any Definitive Agreements (other than the Revolving Loan Facility Agreement) to which it is a party;

(iii) All of the representations and warranties given under this Agreement and the Definitive Agreements by Tower and, if applicable, the Tower Stakeholders, are true and correct in all material respects as of the First Closing Date or Second Closing Date, respectively;

(iv) All of the covenants and obligations of each of Tower and the Company to be performed prior to or as of the First Closing Date or Second Closing Date, respectively, under this Agreement and the Definitive Agreements shall have been duly performed in all material respects, and immediately following the Closing, no default or Event of Default shall have occurred or be continuing; and

(v) There are no actions, suits or proceedings pending or threatened against any Party which question such Party’s right to enter into or perform this Agreement or the Definitive Agreements to which it is a party, or which question the validity of this Agreement or any of the other Definitive Agreements or challenge the ability of the Company to operate the Business in the Territory.

3.4 Employee Stock Grants. The Parties agree that immediately after the completion of the Second Closing, Shares representing up to five percent (5%) of the outstanding Shares of the Company will be set aside for future grants to the Company’s employees on terms to be determined by the Board (including subject to the Napster Shareholder Approval Rights). Any Shares granted, issued or allocated to an employee shall be newly issued and, accordingly, shall dilute the Shareholders’ respective Company Interests on a pro rata basis; provided, that, for the avoidance of doubt, so long as Napster has not Transferred any of its Shares, Napster’s Company Interest will amount to thirty percent (30%) of all then outstanding Shares if all such stock grants are made. For the avoidance of any doubt, it is hereby acknowledged and agreed among the Parties that the Company may reserve stock for new issuances in connection with the making of an employee stock grant under this Section 3.4.

3.5 Preemptive Rights. Each Party (excluding the Company) shall have a preemptive right to purchase up to a pro rata portion (equal to such Party’s then current Company Interest) of any new issuances of equity securities of the Company or securities convertible into equity securities of the Company (other than (i) issuances to employees as part of any employee stock grant established by the Board and approved in accordance with the Napster Shareholder Approval Rights contained in Section 4.10(b) hereof, or (ii) issuances upon any stock split, share dividend, reclassification or similar issuances of Shares as duly approved by the Board and by Napster in accordance with Section 4.10(b) hereof) at the same price per share, upon the same terms and offering the same benefits to such Shareholder. The Company agrees to notify each Shareholder in writing of any proposed new issuance to which such preemptive rights apply, setting forth the terms of such offering. Each Party shall notify the Major Shareholders and the Company in writing, within fifteen (15) Calendar Days after receipt of such notice (the “Acceptance Period”), of its decision to participate in such new issuance, indicating in such written notice the amount of such new issuance (up to such Party’s pro rata portion) that such Party elects to purchase. Failure to so respond during the Acceptance Period shall constitute an irrevocable election not to participate.

3.6 Share Ownership. Except upon the prior written consent of Napster, notwithstanding any new issuance of equity securities, Tower shall retain at least fifty and one-tenth percent (50.1%) of the outstanding Shares (on an as converted basis) of the Company provided that this provision shall not apply to any Tower Permitted Transfer referred to in Section 9.1(a)(ii).

3.7 Additional Financing. In the event that, at any time during the Term, the Board determines that the Company requires additional funding beyond the initial capital contributions provided in accordance with the First Closing and Second Closing, the Company shall draw down such required amounts from the Revolving Loan Facility Agreement, provided that, subject to the terms of the Revolving Loan Facility Agreement, the Company may obtain debt financing in lieu thereof from a third party on terms and conditions which are the same or better for the Company than offered under the Revolving Loan Facility Agreement. In the event that additional financing is required after the Revolving Loan Facility Agreement has either been completely drawn down by the Company or has expired in accordance with the terms thereof, the Company shall, subject to the terms of the Revolving Loan Facility Agreement, use reasonable commercial efforts to arrange to borrow additional needed funds for its operations. In the event that the Company is unable to arrange such necessary financing, Tower shall arrange the necessary financing by way of loan, guarantee, capital contribution by Tower or the Tower Stakeholders, solicitation of capital contribution of a third party investor or such other method as Tower reasonably deems appropriate, subject at all times to the Napster Shareholder Approval Rights contained in Section 4.10(b), which rights as they apply to this Section 3.7 shall not be unreasonably exercised by Napster; provided, that in fulfilling the financing obligations of Tower under this Section 3.7 and exercising any such voting rights of Napster in respect thereof, each of Napster and Tower shall take into account the best interests of the Company and the continued operation of the Business and the interests of the Shareholders taken as a whole and not its own self-interest.

4. Operation and Management of the Company

4.1 Operation of the Company. Each Shareholder agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement including, without limitation, to cause all Shares held by it to be voted and to cause any Directors nominated by it to vote to effect the terms hereof; provided that nothing herein shall obligate any Shareholder or cause a Director to violate or act in contravention of any duty it or he or she may have under the Commercial Code or any other Applicable Law.

4.2 Board of Directors. The Company will be managed by the Board in accordance with the terms of this Agreement, the Articles and Applicable Law. The Board shall consist of [*] Directors, [*] of whom shall be, [*], nominated by Tower, [*] of whom shall be, [*], nominated by Napster (each a “Napster Director”) and [*] of whom shall be, [*]. As soon as practicable following the First Closing, the Shareholders shall cause to be held an organizational meeting to elect the Directors nominated in accordance with this Section 4.2 and each of the Shareholders shall affirmatively vote all its Shares to elect the Major Shareholders’ nominees and NPI’s nominee at such meeting.

4.3 Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, a Major Shareholder or NPI (unless it is a Defaulting Party) may, at any time and in its sole discretion, propose the removal, with or without cause, of any Director nominated by it. Such Major Shareholder or NPI shall indemnify the Company for any damage resulting from claims by or on behalf of such removed Director relating to such removal. In the case of a vacancy in the office of a Director for any reason (including removal), the vacancy shall be filled by a person nominated by the Shareholder that nominated the removed Director unless such Major Shareholder is a Defaulting Party, in which case the vacancy shall be filled by the other Major Shareholder. Upon notice by a Major Shareholder or NPI desiring to remove the Director it has nominated or appoint a replacement therefor pursuant to this Section 4.3, the Board shall promptly call an extraordinary shareholders’ meeting and each Party shall affirmatively vote all its Shares to remove such Director or appoint a replacement, as the case may be.

4.4 Board Meetings. Except as otherwise provided under the Commercial Code or the Articles, any Director shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings. Directors and Statutory Auditors may attend Board meetings by teleconference or video-conference in accordance with Applicable Law, in person or by any other

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

means of attendance permitted by Applicable Law. Written notice of all Board meetings shall be given not less than fourteen (14) Calendar Days in advance of each meeting (which fourteen (14) Calendar Day period may be shortened by written waiver of all Directors and Statutory Auditors or actual attendance by Directors and Statutory Auditors, without objection, at a Board meeting). Board meetings will be convened within three (3) months after the prior meeting, other than in the case where a Director finds additional meetings necessary. The Company shall distribute materials necessary for Board meetings in both English and Japanese. Board meetings shall be conducted in English or Japanese, provided, that if meetings are conducted in Japanese, the Company will provide at its sole cost and expense an interpreter for the Napster Directors in attendance. Minutes of such meetings shall be prepared by the Company in English and Japanese and distributed to each Director and Statutory Auditor following each meeting. The Company shall bear all reasonable travel expenses incurred by Directors in connection with attendance at any Board meeting.

4.5 Board Quorum; Resolutions. Except as required by Section 4.6(b), a quorum shall be deemed to exist for purposes of Board actions so long as at least four (4) Directors are present. In the event that a quorum cannot be assembled for a meeting duly called, such meeting shall be immediately adjourned and rescheduled to convene within fourteen (14) Calendar Days and written notice of the rescheduled meeting shall be given. Except as set forth in Section 4.6, any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4.5 is present.

4.6 Napster Director Approval Rights. Prior to the earlier of (i) notice of the exercise by Tower of the Special Event of Default Option or (ii) the amendment of the Articles pursuant to Section 4.11 hereof:

(a) the affirmative vote of a majority of the Board, including the affirmative vote of at least one Napster Director (who is not a Representative Director), present at a meeting at which a valid quorum pursuant to Section 4.5 and Section 4.6(b) is present shall be required for any of the following actions, determinations or resolutions (the “Napster Director Approval Rights”):

[*]

(b) the attendance of at least one (1) Napster Director shall be required for a quorum to exist with respect to any Board meeting and with respect to any rescheduled Board meeting for matters requiring Napster Director Approval pursuant to Section 4.6(a) above.

4.7 Officers.

(a) Tower shall have the right to appoint the CEO, provided that such person shall be reasonably acceptable to Napster. Napster shall have the right to appoint the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COO, provided that such person shall be reasonably acceptable to Tower. [*]. For the avoidance of doubt, nothing herein shall prevent communication between employees, officers and Directors of the Company in the ordinary course of business.

(b) Any CEO or COO may be removed for cause in accordance with Applicable Law. In addition, a Major Shareholder (unless it is a Defaulting Party) may, at any time and in its sole discretion, propose the removal, with or without cause, of the CEO or COO appointed by it. Such Major Shareholder shall indemnify the Company for any damage resulting from claims by or on behalf of such removed CEO or COO relating to such removal. In the case of a vacancy in the office of a CEO or COO for any reason (including removal), the vacancy shall be filled by a person appointed by the Shareholder that appointed the vacated CEO or COO position unless such Major Shareholder is a Defaulting Party, in which case the vacancy shall be filled by the other Major Shareholder. To the extent necessary under Japanese law, a Major Shareholder desiring to remove the CEO or COO it has appointed may cause a Director it has appointed to call a meeting of the Board, and shall cause the Directors appointed by each of them to affirmatively vote as Directors to cause the removal of such CEO or COO or to appoint a replacement therefor, as the case may be, provided that nothing herein shall obligate any Shareholder or cause a Director to violate or act in contravention of any duty it or he or she may have under the Commercial Code or any other Applicable law.

4.8 Representative Directors. The Company will have two Representative Directors. Prior to notice of the exercise by Napster of the Special Event of Default Option, Tower shall have the right, but not the obligation, to appoint a Representative Director, provided that this will constitute a Tower-nominated Director under Section 4.2 above. Prior to notice of the exercise by Tower of the Special Event of Default Option, Napster shall have the right, but not the obligation to a Representative Director provided that this will constitute a Napster Director under Section 4.2 above. Following any notice of the exercise of the Special Event of Default Option, the Major Shareholder who is not the Defaulting Party shall have the right to appoint both Representative Directors. In the event that Napster does not exercise its right to appoint a Representative Director, such Representative Director shall be appointed by the Board (the “Replacement Representative”), it being agreed and understood that so long as Tower has not given notice of the exercise of the Special Event of Default Option Napster shall retain the right to appoint a Representative Director at any time. Immediately after appointment, the Major Shareholders shall cause a Board meeting to be held in order to elect such Representative Director(s). The Major Shareholders shall cause the Directors appointed by each of them to affirmatively vote as Directors so as to cause the election of the Representative Director(s) selected in accordance with this Section 4.8, provided that nothing herein shall obligate a Shareholder or cause a Director to violate or act in contravention of any duty it or he/she may have under the Commercial Code or any other Applicable Law.

4.9 Statutory Auditor. The Company shall initially have one (1) Statutory Auditor who shall be appointed by mutual agreement of the Major Shareholders. Once the Company shall be classified as a dai-gaisha and required under Applicable Law to have at least three (3) Statutory Auditors, the number of Statutory Auditors

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall be so increased. All Statutory Auditors shall be appointed by mutual agreement of the Major Shareholders. A Statutory Auditor may be removed for cause in accordance with Applicable Law. Notwithstanding anything else set forth in this Section 4.9, following the exercise of the Special Event of Default Option, the Major Shareholder who is not the Defaulting Party shall be entitled to appoint the Statutory Auditor(s).

4.10 Shareholders’ Meetings.

(a) General. The Company shall have at least one shareholders’ meeting each calendar year which shall be held pursuant to the Commercial Code and the Articles at a time and place as is determined by the Board in accordance with the Commercial Code and the Articles. Shareholders shall receive notice of each shareholders’ meeting at least thirty (30) Calendar Days before the scheduled date of such meeting. Shareholders’ meetings shall be conducted in both English and Japanese, provided, that if the meetings are conducted in Japanese, the Company will provide at its sole cost and expense an interpreter for the representative of Napster then in attendance. Minutes of such meetings shall be prepared by the Company in English and Japanese. Except as required by Section 4.10(b), the presence at any shareholders’ meeting of more than fifty percent (50%) of the total number of issued and outstanding Shares shall constitute a quorum for the transaction of business. In the event that a quorum cannot be assembled for a meeting duly called such meeting shall be immediately adjourned and rescheduled to convene within fourteen (14) Calendar Days, and written notice of the rescheduled meeting shall be given. Except as required by Section 4.10(b), at such rescheduled meeting, the Shareholders then present shall constitute a quorum. Except as required under Applicable Law and Section 4.10(b), all actions that require the approval of the Shareholders shall require approval by a majority of the Shares present at meeting at which a valid quorum pursuant to this Section 4.10 is present.

(b) Napster Shareholder Approval Rights. As long as Napster is the owner of at least [*] of the outstanding Shares of the Company and prior to the earlier of (i) notice of the exercise by Tower of the Special Event of Default Option or (ii) amendment of the Articles pursuant to Section 4.11 hereof:

(A) the affirmative vote of the Napster Shares present at a meeting at which a valid quorum pursuant to Section 4.10(a) and this Section 4.10(b) is present shall be required to approve any of the following actions (the “Napster Shareholder Approval Rights”):

[*]

(B) the attendance of Napster shall be required for a quorum to exist with respect to any shareholders’ meeting and with respect to any rescheduled shareholders’ meeting for matters requiring Napster Shareholder Approval pursuant to this Section 4.10(b).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.11 Initial Public Offering. At such time as is required under Applicable Law or reasonably required under stock exchange rules and market practice prior to an initial public offering of the Company the Parties shall cause the Articles to be amended such that the Napster Director Approval Rights and the Napster Shareholder Approval Rights will be repealed from the Articles and Sections 3.5, 3.6, 4.6 and 4.10(b) shall be of no further force and effect and the Parties shall make such other amendments to the Articles and this Agreement as may be required under Applicable Law and stock exchange rules for the completion of the initial public offering. From the date of such amendments until the closing of a firmly underwritten public offering, the Major Shareholders shall not take any action that would have been prohibited by Sections 3.5, 3.6, 4.6 and 4.10(b) hereof except as necessary to effect the initial public offering. If the closing of the initial public offering does not occur within such reasonable period, the Parties shall cause the Articles to be amended to restore the provisions that were repealed from the Articles in anticipation of the initial public offering and Sections 3.5, 3.6, 4.6 and 4.10(b) shall become effective again.

4.12 Business Plan and Annual Budget. The Parties have agreed to an Annual Budget for the first year of operations attached hereto as Exhibit B and an initial Business Plan attached hereto as Exhibit C. Thereafter, the Company shall prepare and the Board shall approve, subject to the Napster Director Approval Rights, a new Business Plan (relating to the next five (5) fiscal years) and new Annual Budget (relating to the next fiscal year) no later than sixty (60) Calendar Days prior to the commencement of the next fiscal year. Prior to making any material modifications to the Business Plan or Annual Budget and prior to adopting any new Business Plan or new Annual Budget, such modifications, new Business Plan or Annual Budget shall be reviewed by the Board. Except for the Napster Director Approval Rights, no other shareholder or other approval shall be required to adopt any such modifications, new Business Plan or Annual Budget.

4.13 Financial Statements and Accounting Records. The following financial information shall be submitted by the Company to each of the Major Shareholders: (i) within ten (10) Calendar Days after the end of each month, monthly sales figures for such month; (ii) within thirty (30) Calendar Days after the end of each month, an unaudited balance sheet, income statement, statement of cash flows and statement of shareholders’ equity for such month prepared by management; (iii) within forty-five (45) Calendar Days after the end of each fiscal quarter, an unaudited balance sheet, income statement, statement of cash flows and statement of shareholders’ equity for such quarter prepared by management; and (iv) within ninety (90) Calendar Days after the end of each fiscal year, an audited balance sheet, income statement, statement of cash flows and statement of shareholders’ equity for such fiscal year. Each of the annual balance sheet and income statements shall be audited and certified by an internationally recognized “Big Four” accounting firm retained by the Company. All such audited balance sheet and income statements shall be prepared in accordance with Japanese generally accepted accounting principles (“Japanese GAAP”) with conforming changes to U.S. GAAP. All of the foregoing financial statements shall be prepared in both English and Japanese and shall also be delivered to each Director and all of the costs of such preparation shall be borne by the Company.

4.14 Right of Inspection. Each Major Shareholder and its accountants and advisors shall, during the regular office hours of the Company, upon reasonable notice to the Company and in a manner that does not interfere with the Company’s normal operation of its Business, have (a) access to the books and records of the Company, and (b) the right to make copies from such books and records at its own expense. Any information obtained by a Major Shareholder through exercise of rights granted under this Section 4.14 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 5.1. The rights set forth in this Section 4.14 shall be in addition to any rights provided by the Commercial Code.

4.15 Accounting. The fiscal year of the Company shall commence on March 1 of each year and shall end on the last day of February of the next succeeding year.

4.16 Conflict. In the case of any conflict or discrepancy between the terms of the Articles and of this Agreement, the terms of this Agreement shall at all times control, and the Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the foregoing, including using reasonable efforts to modify the Articles, if necessary.

4.17 Interested Matters. Notwithstanding anything herein to the contrary, a Napster Director may provide a written notice of an alleged material breach constituting an Interested Matter to Tower, and if Tower is not the alleged breaching party, the alleged breaching party. If following the receipt of such notice, the breaching party has not cured such breach in accordance with the provisions of the applicable contract or agreement, the chief executive officers of each of the Major Shareholders shall meet and confer within thirty (30) days of the end of the applicable cure period in good faith to resolve any disputes. In the event that any disputes relating to such Interested Matter are still not resolved, then the Board shall meet to determine the next course of action in accordance with the following: (i) no Interested Director shall be permitted to vote on any Interested Matter, (ii) a majority of the Non-Interested Directors shall constitute a quorum with respect to any Interested Matter, and (iii) the Board shall act by the affirmative vote of a majority of the Non-Interested Directors with respect to any Interested Matter. In the event that the Board determines to enforce the alleged breach against Tower, the Tower Group or a Tower Stakeholder and the arbitrator or judge finds that no breach has occurred, Napster will reimburse the Company and Tower, the Tower Group or a Tower Stakeholder, as applicable, for the costs and expenses incurred in the defense of such action (including reasonable attorneys fees).

5. Additional Covenants

5.1 Confidentiality.

(a) The Parties recognize that, in connection with the performance of this Agreement, each Party (in such capacity, the “Disclosing Party”) may disclose “Confidential Information” to the other Party (the “Receiving Party”). For purposes of this Agreement, “Confidential Information” means any proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation, which obligation is disclosed to the Receiving Party when such information is disclosed) regarding the Disclosing Party’s business, trade secrets, confidential knowledge, data or any other proprietary information of the Disclosing Party. Confidential Information includes, but is not limited to, information regarding plans for research, development, new products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, pricing policies, suppliers and customers and information regarding the skill and compensation of other employees of the Disclosing Party. Confidential Information shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party not subject to a confidentiality obligation; or (D) has been independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance, development or operation of the Business, the performance of its obligations under this Agreement and the Definitive Agreements, and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in the performance, development or operation of the Business under this Agreement or the Definitive Agreements, (2) to its third party agents, representatives, lawyers, and other advisors that have a need to know such Confidential Information, provided that such parties are advised of such confidentiality obligations, (3) to lenders and to potential purchasers of the Shares, provided that any such lender or potential purchaser executes a confidentiality agreement reasonably acceptable to the Company and the Major Shareholders (if such Major Shareholder is the Disclosing Party of any Confidential Information covered by such confidentiality agreement), and (4) pursuant to, and as required by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information. In the event the Receiving Party is required to disclose Confidential Information pursuant to applicable law or by any Governmental Authority, such Party will use diligent reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order, will use its best efforts to give the other Parties sufficient advance notice and the opportunity to review and comment on the contents of such disclosure as it relates to the other Party, the Company and its Business to the greatest extent possible and will allow the Disclosing Party to participate in the proceeding.

(b) Each Party acknowledges and agrees that (i) its obligations under this Section 5.1 are necessary and reasonable to protect the other Parties and their businesses, (ii) any violation of these provisions could cause irreparable injury to a Disclosing Party for which money damages would be inadequate, and (iii) as a result, the Disclosing Party shall be entitled to obtain preliminary injunctive relief against the threatened breach of the provisions of this Section 5.1 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.1 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement and the Definitive Agreements.

(c) Each Party agrees that the terms and conditions of this Agreement and the Definitive Agreements and the information used or created by the Company in the development and operation of the Business shall be treated as Confidential Information and that no reference thereto shall be made without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except (a) as required by Applicable

Law provided the Receiving Party complies with the requirements of the last sentence of Section 5.1(a) above, (b) to its accountants, lawyers and other professional advisors, (c) in connection with the enforcement of this Agreement or the Definitive Agreements, (d) in connection with a merger, acquisition or proposed merger or acquisition involving such Party where such merger or acquisition partner shall be bound to the confidentiality terms herein, or (e) pursuant to joint press releases prepared in accordance with Section 5.2.

(d) Confidential Information shall remain the property of the Disclosing Party and at any time during the period of this Agreement, upon request of the Disclosing Party, each Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all Confidential Information which it received from such Disclosing Party along with all copies which it made.

(e) Subject to Section 5.1(f), the Parties’ obligations under this Section 5.1 shall remain in full force and effect for the duration of the Term and for a period of two (2) years thereafter.

(f) Notwithstanding the foregoing and except as otherwise provided in the Napster License Agreement, in the event that a non-Defaulting Party exercises its Special Event of Default Option, such Party shall be able to use the Confidential Information of the Company following the date of exercise through the date of the termination of this Agreement. Upon any termination of this Agreement, the Major Shareholders will be able to use the Confidential Information of the Company.

5.2 Publicity. Each Party shall coordinate all publicity relating to the formation, launch and operation of the Business under this Agreement, the Definitive Agreements or the transactions contemplated thereby. During the Term and for a period of two (2) years thereafter, no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, the Definitive Agreements or the transactions contemplated hereby or thereby without the prior consent of the other Parties unless required under Applicable Laws and then only after the disclosing Party has used its best efforts to give the other Parties sufficient advance notice and the opportunity to review and comment on the contents of such disclosure as it relates to the other Party, the Company and its Business to the greatest extent possible.

5.3 Non-Solicitation. During the Term and for one (1) year following the end of the Term: (i) no Party nor any Affiliate thereof shall, directly or indirectly, solicit for employment or hire any director, officer or other employee of the other Major Shareholders; and (ii) no Shareholder nor any Affiliate thereof shall, directly or indirectly, solicit for employment or hire any Director (except a Director nominated by such Shareholder), officer or other employee of the Company; provided, however, that the foregoing shall not prohibit (i) general advertising or employee search activities targeted to a broad pool of potential applicants for a position or (ii) contact engaged in after such an employee of any Major Shareholder or of the Company and of their respective Affiliates initiates contact with a Party without prior solicitation in contravention of this Agreement; provided that this Section 5.3 shall only apply to an Affiliate of NPI (other than Tower and its direct and indirect subsidiaries) if (i) such Affiliate (x) derives 51% or more of its revenues from, or (y) has a primary strategic focus in, a business that competes with or is substantially the same as the Business and (ii) NPI owns a majority equity interest and has appointed a majority of the directors of the board of such Affiliate. Notwithstanding the foregoing, this Section 5.3 shall cease to apply to a Major Shareholder that has elected to exercise its Special Event of Default Option pursuant to Section 8.3.

5.4 Non-Compete. The Company shall be the sole and exclusive [*]. Accordingly, during the Term (and, [*], for a period of one (1) year [*]), neither Major Shareholder nor any Affiliate of either nor any Shareholder that signs a Joinder Agreement shall, directly or indirectly, engage in any business in the Territory that [*]. Notwithstanding the foregoing, this Section 5.4 shall cease to apply to a Major Shareholder that has elected to exercise its Special Event of Default Option pursuant to Section 8.3.

5.5 Discussion of Business; Business Plan.

(a) [*]

(b) In the event the Company [*], the Major Shareholders shall meet to reconsider the efficacy of the joint venture and review and adjust the Business Plan. Following such meeting, the Parties will operate the Company based on any changes thereto agreed by the Parties.

5.6 Annual Updates to Competitor Schedules.

(a) Napster Competitor Schedule. During the first fourteen (14) Calendar Days of each Fiscal Year, Napster shall have the right, exercisable by providing written notice to Tower during such period, to update the list of Napster Competitors set forth on Schedule 1A, provided, that (i) any new Persons added to such list must in good faith be viewed as an actual competitor of Napster, and (ii) the aggregate number of Persons set forth on such list shall not exceed [*] Persons.

(b) Tower Competitor Schedule. During the first fourteen (14) Calendar Days of each Fiscal Year, Tower shall have the right, exercisable by providing written notice to Napster during such period, to update the list of Tower Competitors set forth on Schedule 1B, provided, that (i) any new Persons added to such list must in good faith be viewed as an actual competitor of Tower, and (ii) the aggregate number of Persons set forth on such list shall not exceed [*] Persons.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Representations and Warranties of the Parties

6.1 Representations and Warranties of Napster. Napster hereby represents and warrants to the other Parties that, as of the date hereof and as of each of the First Closing Date and Second Closing Date, the following statements are true and correct:

(a) Organization. Napster is a limited liability company duly organized and validly existing under the laws of Delaware, and has the corporate power and authority to enter into and perform this Agreement and the Definitive Agreements to which it is a party.

(b) Authorization. All action on the part of Napster necessary for the authorization, execution and delivery of this Agreement and the Definitive Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the Definitive Agreements to which it is a party when, fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of Napster.

(c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required of Napster in connection with Napster’s execution, delivery and performance of this Agreement or the Definitive Agreements to which it is a party, or if any such consent is required, Napster has satisfied the applicable requirements.

(d) Effect of Agreement. Napster’s execution, delivery and performance of this Agreement and the Definitive Agreements to which it is a party will not (i) violate the constitutive documents of Napster or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Napster, (iii) have any effect on the compliance of Napster with any applicable licenses, permits or authorizations which would materially and adversely affect Napster or its ability to perform under this Agreement or the Definitive Agreements to which it is a party, or (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which Napster is a party and which would materially and adversely affect Napster or its ability to perform under this Agreement or the Definitive Agreements to which it is a party.

(e) Litigation. There are no actions, suits or proceedings pending or, to Napster’s knowledge, threatened, against Napster which question Napster’s right to enter into or perform this Agreement or the Definitive Agreements to which it is a party, or which question the validity of this Agreement or any of the Definitive Agreements.

6.2 Representations and Warranties of Tower. Tower hereby represents and warrants to the other Parties that, as of the date hereof and as of each of the First Closing Date and Second Closing Date, the following statements are true and correct:

(a) Organization. Tower is a corporation duly organized and validly existing under the laws of Japan. Tower has the corporate power and authority to enter into and perform this Agreement and the Definitive Agreements to which it is a party.

(b) Authorization. All corporate action on the part of Tower necessary for the authorization, execution and delivery of this Agreement and the Definitive Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the Definitive Agreements to which it is a party, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Tower.

(c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required of Tower in connection with Tower’s execution, delivery and performance of this Agreement or the Definitive Agreements to which it is a party, or if any such consent is required, Tower has satisfied the applicable requirements.

(d) Effect of Agreement. Tower’s execution, delivery and performance of this Agreement and the Definitive Agreements to which it is a party will not (i) violate the constitutive documents of Tower or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Tower, (iii) have any effect on the compliance of Tower with any applicable licenses, permits or authorizations which would materially and adversely affect Tower or its ability to perform under this Agreement or the Definitive Agreements to which it is a party, or (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which Tower is a party and which would materially and adversely affect Tower or its ability to perform under this Agreement or the Definitive Agreements to which it is a party.

(e) Litigation. There are no actions, suits or proceedings pending or, to Tower’s knowledge, threatened, against Tower which question Tower’s right to enter into or perform this Agreement or the Definitive Agreements to which it is a party, or which question the validity of this Agreement or any of the Definitive Agreements.

6.3 Representations and Warranties of NPI. NPI hereby represents and warrants to the other Parties that, as of the date hereof and as of each of the First Closing Date and Second Closing Date, the following statements are true and correct:

(a) Organization. NPI is a corporation duly organized and validly existing under the laws of Japan. NPI has the corporate power and authority to enter into and perform this Agreement and the Definitive Agreements to which it is a party (if any).

(b) Authorization. All corporate action on the part of NPI necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement shall constitute a valid, legally binding and enforceable obligation of NPI.

(c) Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required of NPI in connection with NPI’s execution, delivery and performance of this Agreement, or if any such consent is required, NPI has satisfied the applicable requirements.

(d) Effect of Agreement. NPI’s execution, delivery and performance of this Agreement will not (i) violate the constitutive documents of NPI or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to NPI, (iii) have any effect on the compliance of NPI with any applicable licenses, permits or authorizations which would materially and adversely affect NPI or its ability to perform under this Agreement, or (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which NPI is a party and which would materially and adversely affect NPI or its ability to perform under this Agreement.

(e) Litigation. There are no actions, suits or proceedings pending or, to NPI’s knowledge, threatened, against NPI which question NPI’s right to enter into or perform this Agreement, or which question the validity of this Agreement.

7. Indemnification

7.1 Indemnification. Each Party (the “Indemnifying Party”) shall indemnify the other Parties, their Affiliates and each of their respective officers, directors, employees, shareholders, advisors, consultants, agents and representatives (each, an “Indemnified Party”) against and hold them harmless from any loss, liability, claim, damage or expenses (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such Indemnified Party, whether in connection with a suit or action instituted by a third party or otherwise, to the extent arising from or in connection with (i) any breach of any representation or warranty of the Indemnifying Party contained in this Agreement or the Definitive Agreements, or (ii) any breach of any covenant of the Indemnifying Party contained in this Agreement or the Definitive Agreements. Additionally, each Major Shareholder who causes the removal of a Director under Section 4.3 shall indemnify the Company for any Losses resulting from claims by or on behalf of such removed Director relating to such removal. The remedies set forth in this Section 7 shall be in addition to any other rights provided by this Agreement, the Definitive Agreements or under Applicable Law.

7.2 Indemnification Procedure. Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld). The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice within a reasonable period of time as provided herein shall relieve the Indemnifying Party of its obligations under Section 7.1 but only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

8. Term and Termination

8.1 Term. This Agreement shall be effective as of the date hereof, and shall continue in effect until terminated pursuant to Section 8.2 (the “Term”).

8.2 Termination.

(a) Mutual Termination. This Agreement may be terminated as follows:

(i) effective immediately upon the mutual written agreement of the Major Shareholders;

(ii) by either of the Major Shareholders effective immediately upon written notice to the other Parties in the event of (x) the appointment of a trustee, receiver or other custodian for all or substantially all of the property of the other Major Shareholder or for any lesser portion of such property; the filing of a voluntary or involuntary petition in bankruptcy, civil rehabilitation, corporate reorganization or similar proceeding with respect to the other Major Shareholder which is not dismissed or withdrawn within sixty (60) Calendar Days thereafter; an assignment by the other Major Shareholder for the benefit of its creditors; in each case if the result is materially and adversely to affect the ability of such other Major Shareholder to fulfill its affirmative or negative obligations hereunder or under any of the Definitive Agreements to which it is a party; or (y) the dissolution or liquidation of the other Major Shareholder as a result of an insolvency or bankruptcy;

(iii) by either of the Major Shareholders effective immediately upon written notice to the other Parties in the event that the Company fails to achieve [*] by the thirtieth (30th) month following the Launch Date [*];

(iv) by Tower upon written notice to the other Parties in the event that Napster is merged, consolidated or otherwise combined with or into, or otherwise Controlled by a Tower Competitor;

(v) by Napster upon written notice to the other Parties in the event that Tower, is merged, consolidated or otherwise combined with or into, or otherwise Controlled by a Napster Competitor;

(vi) by either of the Major Shareholders effective immediately upon written notice to the other Parties in the event that the Company has breached its payment obligations under any of the Definitive Agreements and such breach is not cured within the applicable cure period (or if no applicable cure period, within 30 days after written notice thereof from the Party to whom such payment obligation is owed) as a result of inability to pay and such inability continues through the end of

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the cure period; provided that no Major Shareholder may terminate pursuant to this provision if it is a Defaulting Party under this Agreement and provided further that Tower may not terminate pursuant to this provision if it is in breach of its obligations under Section 3.7 of this Agreement; or

(vii) by either Major Shareholder in the event of a termination of the License Agreement due to a [*].

(b) Napster Termination. In addition to Section 8.2(a) above, Napster shall have the right at its option to terminate this Agreement effective upon the occurrence of any of the following (each, a “Tower Event of Default”):

(i) an Event of Default (as such term is defined in each respective Definitive Agreement) under any Definitive Agreement that is not cured within the applicable cure period (or if no applicable cure period, within 30 days after written notice thereof from Napster) provided therein and such Event of Default gives rise to a termination right by the non-defaulting party under the applicable Definitive Agreement and if in the case of the License Agreement, Tower or the Company is the defaulting party (except for non-payment defaults described in Section 8.2(a)(6)) and if in the case of the Marketing Agreement, Services Agreement or Loan Agreement, Tower is the defaulting party;

(ii) except if consented to by Napster in writing, a transfer of Shares by Tower or a Tower Stakeholder to an entity listed in Schedule 1A, as modified from time to time;

(iii) a breach by Tower, NPI or a Tower Stakeholder of the non-compete provisions of Section 5.4;

(iv) a failure by the Tower Directors to approve a Napster Permitted Transfer pursuant to Section 9.1.

(v) a failure by Tower, NPI (or, if applicable, any other Tower Stakeholder) to purchase the Tower Shares or NPI Shares, as applicable in accordance with Section 3, provided, that Tower, NPI (or, if applicable, a Tower Stakeholder) shall have thirty (30) Calendar Days to cure such failure after written notice thereof from Napster before it shall constitute a Tower Event of Default;

(vi) a failure by Tower to enter into the Revolving Loan Facility Agreement within ten (10) Calendar Days following the Second Closing; provided that such failure is not due to delay in receipt of funds contributed by Napster to the Company at the Second Closing.

(vii) a failure by Tower to provide loans to the Company pursuant to the Revolving Loan Facility Agreement or to comply with its obligation to secure additional financing for the Company pursuant to Section 3.6, provided that in all such cases Tower shall have thirty (30) Calendar Days after written notice thereof from Napster to cure any such failure before it shall constitute a Tower Event of Default;

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(viii) except after a Napster Event of Default, the Company undertaking any transaction or other action which is the subject of any Napster Director Approval Rights in accordance with Section 4.6 or Napster Shareholder Approval Rights in accordance with Section 4.10 without having obtained such approvals, provided that the Company shall have thirty (30) Calendar Days to cure such failure (either by unwinding or terminating any such action or transaction or otherwise) after written notice of such default from Napster if such failure is curable; provided further that the Company undertaking any transaction or other action which is the subject of the Napster Director Approval Rights set forth in Section 4.6(a)(ii) or Section 4.6(a)(iv) without the authorization or consent of Tower, a Tower Director, a Tower appointed Representative Director or the CEO shall not constitute a Napster Event of Default.;

(ix) any of the representations and warranties made by Tower, NPI or a Tower Stakeholder under this Agreement is untrue in any material respect as of the date made, and such misrepresentation has a material adverse effect on the Business of Napster or the Company;

(x) a failure by Tower, NPI or a Tower Stakeholder, if any, to observe and perform the covenants contained in Sections 5.1 and 5.3 this Agreement, and such failure has a material adverse effect on the Business of the Company or on Napster, provided that Tower, NPI or the Tower Stakeholder, if any, shall have thirty (30) Calendar Days after written notice thereof from Napster to cure any such failure before it shall constitute a Tower Event of Default if such failure is curable.

(c) Tower Termination. In addition to Section 8.2(a) above, Tower shall have the right at its option to terminate this Agreement upon the occurrence of any of the following (each, a “Napster Event of Default”):

(i) an Event of Default (as such term is defined in the License Agreement) under the License Agreement that is not cured within the applicable cure period (or if no applicable cure period, within 30 days after written notice thereof from Tower) provided therein and such Event of Default gives rise to a termination right by Tower or the Company under the License Agreement and Napster is the defaulting party;

(ii) except if consented to by Tower in writing, a transfer of Shares by Napster to an entity listed in Schedule 1B, as modified from time to time;

(iii) a breach by Napster of the non-compete provisions of Section 5.4;

(iv) a failure by the Napster Director to approve a Tower Permitted Transfer pursuant to Section 9.1.

(v) a failure by Napster to purchase the Napster Shares in accordance with Section 3, provided, that Napster shall have thirty (30) Calendar Days to cure such failure before it shall constitute a Napster Event of Default;

(vi) any of the representations and warranties made by Napster under this Agreement is untrue in any material respect as of the date made, and such misrepresentation has a material adverse effect on the Business of Tower or the Company;

(vii) a failure by Napster to observe and perform the covenants contained in Sections 5.1 and 5.3 of this Agreement, and such failure has a material adverse effect on the Business of the Company or on Tower, provided that Napster shall have thirty (30) Calendar Days after written notice thereof from Tower to cure any such failure before it shall constitute a Napster Event of Default if such failure is curable.

8.3 Special Event of Default Option. Napster, upon a Tower Event of Default, and Tower, upon a Napster Event of Default, shall have, in lieu of its right to terminate this Agreement pursuant to Section 8.2(b)(i) – (x), and Section 8.2(c)(i) – (vii), respectively, an option (the “Special Event of Default Option”), exercisable upon written notice to the other Parties (the “Election Notice”), to have each of the following occur:

(a) effective upon the date of the Election Notice, the Major Shareholder exercising the Special Event of Default Option pursuant to this Section 8.3 shall no longer be bound by the non-solicitation provisions of Section 5.3 and non-compete provisions of Section 5.4 and if Tower is the exercising Major Shareholder, the share ownership provisions of Section 3.6. hereof;

(b) effective upon the date of the Election Notice, the terms of Section 8.5 hereof shall become effective against the Defaulting Party and all Director and Representative Director nomination rights and all shareholder voting rights of the Defaulting Party shall accrue to the Major Shareholder exercising the Special Event of Default Option pursuant to this Section 8.3 in accordance with the terms of Section 8.5 hereof; and

(c) with respect solely to the Defaulting Party, the non-solicitation provisions of Section 5.3 and the non-compete provisions of Section 5.4 hereof shall survive for one (1) year following the termination of this Agreement pursuant to the paragraph immediately below.

The operation of the Company shall continue for one (1) year following the date of the Election Notice in the event of the exercise by a Major Shareholder of the Special Event of Default Option, and, unless extended by the mutual written agreement of the Major Shareholders, this Agreement shall automatically terminate with no further action required by the Parties on the expiration of such one (1) year period. Additionally, from the date of the Election Notice until termination of this Agreement pursuant to this Section 8.3, the Defaulting Party shall provide all reasonable assistance to the other Major Shareholder and the Company as needed in order to operate the Business during such period and, for the avoidance of doubt, during such period, the Defaulting Party shall be obligated to fully perform under each Definitive Agreement to which it is a party and may not terminate any Definitive Agreement to which it is a party except if the Company breaches and does not cure its payment obligations thereunder within the applicable cure period. At any time following the date of the Election Notice, the Major Shareholder that exercised the Special Event of Default Option may terminate this Agreement or any of the Definitive Agreements to which it is a party and may cause the Company to terminate any Definitive Agreement to which it is not a party.

The Parties agree that the Special Event of Default Option shall in no way preclude or limit any other remedies or actions that may be available to a non-Defaulting Party at law, equity, under this Agreement, the Definitive Agreements or otherwise.

8.4 Effect of Termination.

(a) Any termination (including a termination following the exercise of a Special Event of Default Option) of this Agreement shall automatically result in the termination of each of the Definitive Agreements except as specifically provided therein. No such termination shall in any way prejudice the rights of the non-defaulting or non-breaching Party to make claims for damages resulting from any default or breach giving rise to such termination or any other default or breach under such Definitive Agreements or the early termination thereof.

(b) The rights and obligations of the Parties under Sections 7.1, 7.2, 8.3, 8.4, 9.3 and 10 and the relevant definitions shall survive any termination of this Agreement. Additionally, any provision hereof that by its terms survive termination of this Agreement shall so survive.

(c) Upon the termination of this Agreement, each Party, at its own cost and expense, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

(d) Termination of this Agreement or any Definitive Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination or which thereafter may accrue in respect of any act or omission prior to such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages, injunctive relief, specific performance or otherwise that any Party may have under this Agreement, the Definitive Agreements or otherwise, or which may arise out of or in connection with such termination.

(e) The Parties agree that the remedies set forth in this Section 8.4 are in addition to and in no way preclude or limit any other remedies or actions that may be available under this Agreement, the Definitive Agreements or otherwise.

(f) Notwithstanding the termination of this Agreement, each Shareholder shall provide from the date of termination of this Agreement until the Company is liquidated or dissolved in accordance with Applicable Law, all reasonable assistance of such Shareholder in effecting an orderly liquidation or dissolution of the Company. Notwithstanding the foregoing, and without limiting any other obligations such Shareholder has under this Agreement or any of the Definitive Agreements, no Shareholder shall be required under this Section 8.4(f) to take any action that materially adversely affects the economic interest of such Shareholder. Unless otherwise agreed to in writing by the Major Shareholders, this Section 8.4(f) shall not extend for more than one (1) year after termination of this Agreement.

8.5 Post-default Voting.

(a) In the case of either a Napster Event of Default or a Tower Event of Default where a Major Shareholder who is not a Defaulting Party chooses to exercise its Special Event of Default Option under Section 8.3, effective upon the date of the Election Notice, then, notwithstanding any other provisions hereof to the contrary:

(1) The Major Shareholder who is not the Defaulting Party shall have the right to nominate all of the Directors of the Company and to appoint all of the Representative Directors, Statutory Auditors and officers of the Company;

(2) the Major Shareholder who is not the Defaulting Party shall have the right, at any time and in its sole discretion, to propose the removal, with or without cause, of any Director, whether or not such Director was nominated by it; provided, that the Defaulting Party shall indemnify the Company for any damage resulting from claims by or on behalf of such removed Director relating to such removal;

(3) the Defaulting Party shall be required to vote all of its Shares in accordance with the directions of the other Major Shareholder who is not the Defaulting Party; and

(4) the Major Shareholder who is not the Defaulting Party shall indemnify the Defaulting Party for any liability, claim or damage that such Defaulting Party incurs in its capacity as a Shareholder to any third party as a result of a breach of fiduciary duties by the indemnifying Major Shareholder or its nominated Directors related to the continued operation of the Business after delivery of the notice provided under Section 8.3 except to the extent such liability, claim or damage to a third party is the result of any Napster Event of Default or Tower Event of Default or any breach under any Definitive Agreement whether before or after termination of indemnification under this section 8.5(a)(iv), such indemnification to terminate at the earlier of (x) one year after the date of the Election Notice or (y) upon the termination, wind-up and dissolution of the Company.

9. Transfer of Shares

9.1 General Restriction. Except as otherwise specifically provided in this Section 9 or as agreed to in writing by the Major Shareholders, each Party agrees for a period ending upon the earlier of (a) four (4) years from the date of incorporation of the Company, or (b) the closing of a firmly underwritten public offering of the Company’s Shares (the “Lockup Period”) to hold and not, directly or indirectly, to sell, transfer, pledge, encumber, assign or otherwise dispose of (a “Transfer”) any of such Shareholder’s Shares or any right or interest therein. Without limiting in any way this Section 9, including, without limitation, any of the transfer restrictions, limitations and conditions stated herein, it shall be a condition to any Transfer of Shares by a Shareholder that the transferee thereof execute and deliver to the Parties a Joinder Agreement. All Transfers, other than pursuant to a Permitted Transfer, shall be solely for cash consideration.

(a) Notwithstanding the foregoing, Tower will be free to Transfer its Shares (a “Tower Permitted Transfer”) to:

(i) a Tower Stakeholder, provided, that Tower shall not, following any such Transfer, retain less than fifty and one-tenth percent (50.1%) of the outstanding Shares of the Company without Napster’s prior written consent, and such Tower Stakeholder executes and delivers to the Parties a Joinder Agreement;

(ii) any purchaser of Tower’s entire business, whether structured as a stock purchase or sale of all or substantially all of the assets of Tower, provided, that such purchaser (A) has a net worth (after taking into account the effect of such purchase transaction, including any contemplated financing thereof) which is no less than Tower’s net worth as of the date hereof, (B) has (including by virtue of the retention of Tower’s personnel) sufficient expertise and ability to fulfill its obligations under this Agreement and the Definitive Agreements in a professional and competent manner, (C) executes and delivers to the Parties a Joinder Agreement, and (D) is not a Napster Competitor; or

(iii) any direct or indirect wholly owned subsidiary of Tower provided that Tower remains liable for any actions or omissions of such subsidiary and performs its obligations hereunder.

(b) Notwithstanding the foregoing, Napster will be free to Transfer its Shares (a “Napster Permitted Transfer,” together with a Tower Permitted Transfer, a “Permitted Transfer”) to (i) any purchaser of Napster’s or its corporate parent’s entire business, whether structured as a stock purchase or sale of all or substantially all of the assets of such Persons, provided, that such purchaser (A) has a net worth (after taking into account the effect of such purchase transaction, including any contemplated financing thereof) which is no less than Napster’s net worth as of the date hereof, (B) has (including by virtue of the retention of Napster’s personnel) sufficient expertise and ability to fulfill its obligations under this Agreement and the Definitive Agreements in a professional and competent manner, (C) executes and delivers to the Parties a Joinder Agreement, and (D) is not a Tower Competitor or (ii) any direct or indirect wholly owned subsidiary of Napster, Inc. provided that Napster remains liable for any actions or omissions of such subsidiary and performs its obligations hereunder.

9.2 Rights of Refusal. Subject to Section 9.1, with respect to any proposed Transfer (other than a Permitted Transfer) by a Shareholder (the “Offeror”) of its Shares (the “Offered Shares”) to a third party to which the other Parties have consented, whether during the Lock-up Period of after the expiration thereof, each of the Major Shareholders (each, an “Offeree”) shall have a right of first refusal to purchase the Offered Shares on terms and conditions no less favorable than those offered to said third party. If either of the Major Shareholders is the Offeror, the other Major Shareholder shall be the sole Offeree. If the Offeror is a Shareholder other than the Major Shareholders, each of the Major Shareholders as Offerees shall have the right to purchase its pro rata portion (based on the Company Interest of such Major Shareholder compared to the sum of the Company Interest of both Major Shareholders) of the Offered Shares, provided that if a Major Shareholder has declined to purchase its full pro rata portion of the Offered Shares, the other Major Shareholder shall have the right to purchase such declined Offered Shares.

(a) Offeror shall first offer to sell all, but not less than all, of the Offered Shares to the Offeree(s) by delivering a written notice stating (i) Offeror’s bona fide intention to Transfer the Offered Shares, (ii) the name and address of the proposed transferee, (iii) the number of Shares proposed to be Transferred, (iv) the purchase price for which the Offered Shares will be Transferred, and (v) all other pertinent terms and conditions of such proposed bona fide Transfer (the “Transfer Notice”).

(b) The Offeree(s) shall decide to accept or reject the offer within ten (10) Calendar Days from the date the Transfer Notice is delivered to the Offeree(s) (the “Refusal Period”). Acceptance shall be made by written notice to the Offeror by the Offeree(s). The failure of the Offeree(s) to submit a notice within the Refusal Period shall constitute an election on the part of the Offeree(s) not to purchase the Offered Shares. The sale of the Offered Shares to the Offeree(s) shall be completed on the later of the date scheduled for the closing with the third party or within fourteen (14) Calendar Days after the Offeror receives the notice of acceptance from the Offeree(s) and all the relevant governmental approval or notification procedures, if required, are completed.

(c) In the event that the Offered Shares designated in the Transfer Notice have not been accepted in accordance with Section 9.2(b), the Offeror may, at any time within one hundred and twenty (120) Calendar Days after the expiration of the Refusal Period, Transfer the Offered Shares to the third party indicated in the Transfer Notice; provided such Transfer (i) is completed within sixty (60) Calendar Days after the expiration of the Refusal Period, (ii) is made on terms and conditions no less favorable to Offeror than as designated in the Transfer Notice, and (iii) the requirements of Section 9.1 are satisfied. If such Offered Shares are not so Transferred, Offeror must give notice in accordance with this Section 9.2 prior to any other or subsequent Transfer of the Offered Shares.

9.3 Effect. Upon a Shareholder no longer holding any Shares this agreement will terminate with respect to such Shareholder and (i) the rights and obligations of such Shareholder under Sections 5.1 and 5.2 shall continue for a period of two years after such time, Sections 5.3 and 5.4 shall continue for a period of one year after such time, and Sections 7.1, 7.2, 8.3, 8.4, 9.3, and 10 and the relevant definitions shall remain in full force and effect with respect to such Shareholder, and (ii) such Shareholder, at its own cost and expense, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

9.4 Initial Public Offering. Notwithstanding anything contained in this Agreement, Tower shall not be prohibited or restricted in any way from conducting an initial public offering of its securities which, for these purposes, includes any secondary sale of its securities by any of the Tower Stakeholders, and no such offering shall constitute a default or transfer hereunder.

10. General Provisions

10.1 Governing Law; Dispute Resolution.

(a) The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Japan.

(b) In the event there arises a dispute among the Parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, the parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the matter has not been resolved within thirty (30) Calendar Days of their first meeting to resolve a dispute, then any such dispute shall be determined finally by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). If a claim so submitted to arbitration is for non-payment of amounts due to Tower under the Revolving Loan Facility Agreement, the parties agree that the tribunal may rule upon any claim or counterclaim, or any portion thereof (a “Nonpayment Claim”), without holding an evidentiary hearing, if, after affording both parties an opportunity to present written submissions and documentary evidence, the tribunal concludes that there is no material issue of fact and that the Nonpayment Claim can be determined as a matter of law. The place of arbitration shall be Los Angeles, California, U.S.A., if initiated and brought by a Party other than Napster or Tokyo, Japan, if initiated and brought by Napster and the language of the arbitration shall be English. Each of Napster and Tower shall appoint one (1) arbitrator and the two nominated arbitrators shall in turn choose a third arbitrator. If the arbitrators chosen by Napster and Tower cannot agree on the choice of the third arbitrator within thirty (30) Calendar Days of the notice of arbitration, then such arbitrator shall be appointed by the ICC acting in accordance with the rules adopted by the ICC for this purpose. At minimum, the arbitral tribunal shall be experienced in cross-border transactions.

(i) Judgment upon the award of the arbitral tribunal may be entered in any court having jurisdiction thereof. The Parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Award.

(ii) Pending the submission to arbitrators and thereafter until the arbitral tribunal renders the award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement and the Definitive Agreements to which it is a party without prejudice to a final adjustment in accordance with the award.

10.2 Injunctive Relief. By agreeing to arbitrate disputes arising between the Parties pursuant to Section 10.1(b), the Parties acknowledge and agree that they do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. The Parties also acknowledge and agree that in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

10.3 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by international air courier service, on the fourth (4th) Calendar Day following the date of deposit with such air courier service, or such earlier delivery date as may be confirmed in writing to the sender by such air courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:	Napster Japan, Inc.
15-4 Sakuragaoka
Shibuya-ku, Tokyo 150-0031, Japan
Attention: Chief Executive Officer

If to Napster:	Napster, LLC
9044 Melrose Avenue
Los Angeles, California 90069, U.S.A.
Attention: General Counsel

with a copy to:	O’Melveny & Myers LLP
Meiji Yasuda Seimei Building, 11th Floor
2-1-1 Marunouchi
Chiyoda-ku, Tokyo 100-0005, Japan
Attention: Randy Laxer, Esq. and Dale Araki, Esq.

If to Tower:	Tower Records Japan Inc.
2-15-9 Minami-Shinagawa
Shinagawa-ku, Tokyo 140-8667, Japan
Attention: Chief Planning Officer

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006, U.S.A.
Attention: Steven L. Wilner, Esq.

If to NPI:	Nikko Principal Investments Japan Ltd.
Hibiya Dai-Bldg., 15F
1-2-2 Uchisaiwai-cho
Chiyoda-ku, Tokyo 100-0011, Japan
Attention: President and CEO

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006, U.S.A.
Attention: Steven L. Wilner, Esq.

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 10.3.

10.4 Language. This Agreement is in the English language only which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

10.5 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

10.6 References; Subject Headings. Unless otherwise indicated, references to Sections, Exhibits and Schedules herein are to Sections of, and Exhibits and Schedules to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

10.7 Further Assurances. Except as specifically set forth in this Agreement and the Definitive Agreements, the Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

10.8 Expenses. Except as specifically set forth in this Agreement and the Definitive Agreement, each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and the Definitive Agreements and consummation of the transactions contemplated hereby; provided, however, that the Company will reimburse Tower for all reasonable costs and expenses incurred by Tower with respect to the incorporation of the Company.

10.9 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

10.10 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits and Schedules hereto) and the Definitive Agreements constitute the entire agreement among the Parties and supersede all previous agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof, including, without limitation, the MOU and the Mutual Nondisclosure Agreement. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

10.11 Assignment. None of the Parties shall have the right to assign any of its rights or obligations under this Agreement except in connection with a Permitted Transfer. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

10.12 No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of the other Party for any purpose or in any sense whatsoever.

10.13 No Beneficiaries. Nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any Person, other than the Parties and their Affiliates who hold Shares, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

10.14 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

10.15 Incidental and Consequential Damages. None of the Parties, nor its Affiliates, will be liable to the other Parties under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Definitive Agreement.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Napster, LLC

By:	/S/ WM. CHRISTOPHER GOROG
Wm. Christopher Gorog
Chairman and CEO

Tower Records Japan Inc.

By:	/S/ HIROYUKI FUSHITANI
Hiroyuki Fushitani
President and Group CEO

Nikko Principal Investments Japan Ltd.

By:	/S/ KAZUYUKI KIDO
Kazuyuki Kido
President and CEO

Consented and agreed to the foregoing Joint Venture Operating Agreement as of the Incorporation Date (except for Section 9 hereof and other restrictions on share transfers by the Major Shareholders).

Dated:                     , 2005

Napster Japan, Inc.

By:	/S/ HIROYUKI FUSHITANI
Name:	Hiroyuki Fushitani
Title:	President and CEO

SCHEDULE 1A

Napster Competitors

[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1A - 1

SCHEDULE 1B

Tower Competitors

[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1B - 1

EXHIBIT A

Articles of Incorporation

Exhibit A - 1

EXHIBIT B

Annual Budget

[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B - 1

EXHIBIT C

Business Plan

[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C - 1

EXHIBIT D

Form of Strategic Marketing Agreement

Exhibit D - 1

EXHIBIT E

Form of Service Agreement

Exhibit E - 1

EXHIBIT F

Form of Napster License Agreement

Exhibit F - 1

EXHIBIT G

Form of Revolving Loan Facility Agreement

Exhibit G - 1